SYNADYNE CLIENT SERVICE AGREEMENT


This AGREEMENT is made between the individual or firm named as CLIENT, _________________ located at ___________________________________ and SYNADYNE, a division of Outsource International, a Florida corporation.

I.  TERM OF THIS AGREEMENT.

    The term of this Agreement shall be from the COMMENCEMENT DATE as shown on Exhibit A until terminated by either party with forty-five (45) days' written notice. After notice, the termination is to occur at the end of the next calendar month or forty-five days from the date of notification, whichever is later. Until the end of the month following cancellation, the parties will continue to meet the obligations set forth in this AGREEMENT.

II.  PROFESSIONAL EMPLOYMENT SERVICES.

    By entering into this Agreement, SYNADYNE has agreed to provide
Professional Employment services. SYNADYNE and CLIENT shall be as a result of this Agreement, joint employers and share responsibilities as to employees at CLIENT's worksite who are subject to this agreement according to the terms herein. It is not the intention of this Agreement to insulate CLIENT in any manner from those responsibilities which the law imposes upon it as a business or workplace. Nor is it the purpose of this Agreement for SYNADYNE to provide a pass-through payroll service. The services provided by SYNADYNE, and the fees paid by CLIENT, are not provided or paid for, as an agent of CLIENT, but are instead supplied pursuant to SYNADYNE's management of the workforce at CLIENT's workplace.

M.  DUTIES & OBLIGATIONS OF SYNADYNE.

    A. SYNADYNE agrees to provide the following services to CLIENT and the employee under the shared supervision of CLIENT and SYNADYNE including:

         1. Timely payment of wages through SYNADYNE's payroll as reported by CLIENT, and the proper administration and payment of applicable employer related federal, state and local income tax withholding including Social Security and federal and state unemployment taxes. In accordance with Florida law, SYNADYNE assumes responsibility to pay said wages to employees under this Agreement without regard to payments from CLIENT, but reserves it's rights hereunder to collect said wages from CLIENT.

         2. Proper administration and payment of workers' compensation premium(s) and employee benefit programs except in the event that applicable law requires CLIENT or CLIENT elects to maintain said policies.

         3. Completion and maintenance of all payroll and benefit records, with the exception of the records of actual hours worked which shall be maintained and verified by CLIENT.

         4. Where appropriate, hiring, and appointing of an on-site Administrative Coordinator to implement terms and conditions of this Agreement.

    B. SYNADYNE agrees that it will develop and maintain a set of personnel policies and procedures in a manner designed to improve human resources management in CLIENT's business. CLIENT will assist SYNADYNE in implementing these policies and procedures.


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    C. Direction and Control. In order to effectively provide the Human
Resources and Employee Management services outlined in this service agreement, SYNADYNE reserves and retains the authority to approve and disapprove all actions to hire, fire, discipline, determine compensation and pay employees. CLIENT reserves the right to reasonably refuse the assigment of any employee provided hereunder or to request reassignment of any employee provided hereunder. SYNADYNE also retains a right to control aspects of the worksite to which employees are assigned relating to management of safety and risk, including but not limited to safety inspections of CLIENT'S premises, promulgation and administration of employment and safety policies and management of claims and related procedures.

    D. SYNADYNE agrees to release, defend, indemnify and hold CLIENT harmless from any and all wrongful or negligent acts of SYNADYNE or any failure of SYNADYNE to act in performance of its duties during, the initial or extended term of the Agreement.

    E. SYNADYNE will provide notice of this agreement to all employees subject to it in accordance with all applicable Federal and State laws.

IV. RIGHTS & DUTIES OF CLIENT.

    A. CLIENT will be responsible for the day-to-day supervision and control of employees assigned to CLIENT under this agreement. CLIENT will verify skills and references to determine employment eligibility of assigned employees.

    B. In the performance of supervisory functions of assigned employees, CLIENT agrees to follow SYNADYNE's policies and procedures. Such policies and procedures shall be made available to CLIENT prior to the assignment of employees under this agreement. SYNADYNE reserves the right to change, and/or periodically update the policies and procedures.

    C. CLIENT has the right to request removal or reassignment of assigned employees for good cause and with reasonable notice, or to reasonably refuse assignment of any employee.

    D. Work Records and Payment of Wages. CLIENT agrees to maintain records of actual time worked and verify the accuracy of wages and salaries reported to and paid by SYNADYNE. CLIENT will pay for any unpaid benefits due to assigned employees upon termination of employment, including, (but not limited to) unused vacation leave. CLIENT also agrees to pay all unpaid benefits due assigned employees if this Agreement is terminated. Unpaid benefits includes (but is not limited to) benefit plan premiums for all enrolled assigned employees until the end of the month during which this Agreement is terminated. CLIENT will be responsible for the accuracy of all work time records for all employees and verify that they are approved, verified and signed by the employee and appropriate supervisor each pay period.

    E. Workplace Safety and Workers' Compensation Compliance.

         1. CLIENT agrees that it is primarily responsible for complying with all health, safety, and environmental rules, regulations, and statutes and that it will comply at its expense with all safety, health and work environment laws, regulations, ordinances, directives, notices, warnings, and rules imposed by controlling federal, state and local governments, including, but not limited to OSHA and it will immediately report, before the end of the current work day or shift all accidents and injuries to SYNADYNE. CLIENT agrees to provide SYNADYNE with a complete list of hazardous materials that employees may come into contact with, the proper method of handling, the dangers of each in conformity with the law and Material Safety Data Sheets for each such material. CLIENT also agrees to comply at its expense with any specific directives from SYNADYNE, its workers' compensation carrier or any government agency having jurisdiction over the work place, health and safety. CLIENT shall provide all employees protective equipment as required by federal, state or local law, regulation, ordinance, directive or rule or as deemed necessary by SYNADYNE or its workers' compensation carrier. SYNADYNE, its workers' compensation carrier and its liability insurance carriers shall have the right to inspect CLIENT's premises to ensure that employees assigned to CLIENT are not exposed to an unsafe work place. To the extent possible, such inspection shall be scheduled at a mutually convenient time. In no event shall this right, the exercise of this right or the nonexercise of this right affect any of the CLIENT's obligations to SYNADYNE and the shared employees specified in this Agreement.

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         2. In the event that applicable law requires CLIENT or if CLIENT elects to maintain a policy of workers' compensation insurance, or a lawful alternative to same, CLIENT shall cause SYNADYNE to be named as altenate employer, or an additional insured on said policy or alternative coverage.

         3. Light Duty Assignments. CLIENT agrees that it will provide light duty work to any person who may be entitled to same under law. If CLIENT fails or is unable to provide light duty SYNADYNE shall have the right to re-assign the employee in light duty at a different location. CLIENT shall immediately reimburse SYNADYNE for the cost of providing, any light duty work assignment, or the costs resulting from the inability to provide such light duty work.

    F. Insurance.

         1. Vehicle, Liability, Property, Malpractice and E&O Insurance Protection. If any assigned employee is required to drive a vehicle of any kind for CLIENT, CLIENT will furnish and keep in full force and effect during the term of this Agreement liability insurance to include coverage for public liability, both bodily injury and property damage, with a minimum combined single limit of One Million Dollars ($1,000,000) and uninsured motorist insurance with a minimum combined single limit of Sixty Thousand Dollars ($60,000), or the minimum limit required by applicable state law. If an assigned employee performs any duties in a professional capacity, CLIENT agrees to exercise such direction and control over said employee sufficient to comply with all applicable laws, and CLIENT shall furnish malpractice insurance which shall cover any acts, errors or omissions, including, but not limited to, negligence. The employee shall be deemed the employee of the CLIENT for the purposes of this insurance. CLIENT agrees to cause its insurance carrier(s) to name SYNADYNE as an additional named insured on CLIENT's policy and shall provide evidence of such coverage, and shall issue a Certificate(s) of Insurance evidencing same to SYNADYNE allowing not less than thirty (30) days' notice of cancellation or material change. CLIENT agrees to file against such policy exclusively with respect to any claim for malpractice or errors and omissions or any other claim covered thereunder for any employee engaged in the performance of licensed and/or professional duties. CLIENT agrees to defend SYNADYNE, or to cause its insurance carrier to defend SYNADYNE, against any and all liabilities of any kind, including costs and attorneys' fees, arising out of any such claim.

         2. General Liability Insurance Protection. CLIENT agrees to keep in full force and effect at all times during the term of this Agreement, a comprehensive general liability insurance policy in the minimum limit of One Million Dollars ($1,000.000) insuring CLIENT against bodily injury and property damage liability caused by CLIENT's premises-operations, completed operations and/or products. Said policy shall also include blanket contractual liability and personal injury liability. CLIENT shall provide SYNADYNE with a certificate of insurance evidencing such coverage, said certificate to provide thirty (30) days' notice in the event of cancellation of coverage. CLIENT agrees that with respect to any claim or event alleging or resulting in bodily injury or property damage that involves a contract employee, CLIENT agrees to file for recovery under CLIENT'S appropriate liability insurance policy.

         3. CLIENT is required for its own protection to secure all necessary forms of liability insurance that CLIENT would feel essential to have if SYNADYNE assigned employees were the employees of CLIENT.

    G. CLIENT agrees to release, defend, unconditionally indemnify and hold SYNADYNE harmless from any and all wrongful or negligent acts committed by CLIENT or assigned employees including violations of any federal, state or local statutes, laws or regulations, as well as all liability claims involving CLIENT or assigned employees. If SYNADYNE is sued or made the subject of an investigation or administrative action, by any governmental agency; CLIENT agrees to pay all costs, including attorneys' fees incurred by SYNADYNE.

    Any and all damages awarded to a SYNADYNE assigned employee or his or her representative as a result of such claims will be paid by CLIENT and not SYNADYNE, or if required to be paid by SYNADYNE, CLIENT will reimburse SYNADYNE for and such award and all costs and attomeys' fees expended by SYNADYNE and/or paid to the prevailing employee.

    H. Special Benefits Administration Agreement.


Form: 040797
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         1. If this agreement is terminated for any reason, CLIENT shall take all necessary action to replace health care coverage for employees covered by this Agreement so as to avoid the implication of a qualifying event as defined by I.R.C. /section/4980B. If CLIENT fails to provide such health care coverage, SYNADYNE shall be obligated to extend continuation of its health care coverage in accordance with I.R.C. /section/4980B, and CLIENT shall then remit to SYNADYNE the cost per employee to provide such coverage.

         2. COBRA Notifications. CLIENT agrees to comply with the provisions of I.R.C. /section/4980B and to notify SYNADYNE of any event that would constitute a qualifying event under said statute as soon as it becomes aware of said event.

If CLIENT fails to notify SYNADYNE of a qualifying event under IRS and /section/4980B CLIEINT shall be liable for any and all costs or penalties incurred by SYNADYNE as the result.

    I. Automatic Termination Conditions. In the event that any one or more of the following conditions occurs, this Agreement will be deemed to have terminated at least twenty four (24) hours immediately before the first of said event(s): (a) any condition of CLIENT which could fit the definition of financial distress under the Worker Adjustment and Retraining Notification Act;
(b) the filing by CLIENT of any petition for reorganization or bankruptcy; (c) the closing of any facility or operation where 25% or more of CLIENTS employees are assigned.; (d) for non-payment of invoice.

    J. CLIENT's Current Compliance. CLIENT warrants that, all wages and benefits for all past and present employee(s) are current and that there is no liability for same to which SYNADYNE could succeed. CLIENT expressly agrees to indemnify, hold harmless and defend SYNADYNE from any and all liabilities, known or unknown, including without limitation costs and attorneys' fees, which could arise out of any allegation, assertion or claim that SYNADYNE is a successor employer of CLIENT.

    K. Compliance with Federal, State, and Local Laws.

         1. CLIENT acknowledges, understands and agrees that, notwithstanding any other provisions of this Agreement, the fees charged by SYNADYNE and remitted by CLIENT are not intended to compensate SYNADYNE for the risk associated with the liabilities which may arise out of the improper management of employees or for the violation of numerous local, state, and federal employment statutes. CLIENT is responsible for complying with all federal, state and local laws, regulations and ordinances including, but not limited to, those relating to employment labor and wage and hour issues, safety and health, environmental issues, hazardous waste, access to CLIENTS premises, and accommodation of protected individuals under the law, just as if, and to the same extent as if this Agreement did not exist.

         2. Premises & Accommodation Liability (ADA). The parties agree that any exposure, risk or liability for said access or accommodation or failure thereof, whether imposed by the Americans with Disabilities Act or some other federal, state or local statute, law or regulation, shall be the sole responsibility of CLIENT.

         3. Family Medical Leave Act (FMLA) Compliance. It shall be CLIENT's sole responsibility to determine the size of its workforce, the number of hours of work required to meet the market demand for CLIENTS service and/or product, employee scheduling, and the suitability of individuals for any specific job duties. Accordingly, for purposes of determining whether and to what extent any individual worker can be allowed to take time off away from work for any purpose, and to what extent if any such time off would require the assignment of a replacement worker, CLIENT shall have the primary responsibility for making such determinations, and SYNADYNE shall have the secondary responsibility for implementing such aspects of said determinations as may be appropriate under this Agreement. CLIENT shall be solely responsible for all costs to comply with the FMLA, including without limitation the cost of securing a replacement job position for any worker covered by this agreement, and the cost of any benefit plan coverage associated with FMLA compliance. CLIENT shall pay all costs associated with any person placed in a job vacancy created in compliance with FMLA.

        L. CLIENT agrees to assist SYNADYNE in the notification of affected workers of the joint employer arrangement described herein, and in obtaining worker acknowledgment of same.

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V.  SERVICE FEES.

    A. Employment Enrollment Fee. On or before the commencement date, CLIENT will pay to SYNADYNE an INITIAL ENROLLMENT FEE for each position shown on Exhibit B. An ENROLLMENT FEE will also be due when new employees are added to CLIENT's payroll (including replacement employees for those listed on Exhibit B and any employees hired for newly established positions).

    B. The Administrative Fee. The Administrative Fee charged to the CLIENT and payable at the end of each pay period will be equal to the rate specified on Exhibit B. Any increase or decrease in the Administrative Fee for statutory increases in employment taxes, shall be effective on the date of such increase or decrease. Workers' compensation and employee health benefit costs will also be adjusted as of the effective dates. A thirty (30) day notification shall be required of SYNADYNE before changes are to be made in SYNADYNE's Administrative Fee (see Exhibit B) charged to the CLIENT.

    C. Other Service Fee Components. CLIENT will pay, at the end of each regular or special pay period all additional costs or expenses incurred at the request of CLIENT, including replacement personnel or temporary personnel obtained from SYNADYNE, any assigned field supervisor, safety engineering, fidelity bonding, professional liability insurance, overnight mail charges, continuing education, etc.

    D. All payments to SYNADYNE by CLIENT will be made upon presentation. A late payment charge of two (2) percent will be added to all accounts not paid when due. Bankdrafts returned unpaid from CLIENT's bank will be subject to the late payment charge plus any additional costs incurred by SYNADYNE. An unpaid balance will also be subject to a periodic charge of one and one-half (1 and 1/2) percent per calendar month until paid. SYNADYNE reserves the right to suspend the services to CLIENT until full payment has been made of any amount past due and SYNADYNE may impose a 20% late payment fee, or the highest fee allowed by law.

VI.  GENERAL PROVISIONS

    A. Entire Agreement. This Agreement constitutes the entire agreement between the parties and supersedes any and all agreements, whether oral or written, between the parties with respect to its subject matter. If an action is brought by either party hereto for breach or default of any provision of this Agreement, the prevailing party in such action shall be awarded reasonable attorneys' fees and costs in addition to any other relief to which the party may be entitled.

    B. Modification. This Agreement may not be altered or amended except by written agreement duly executed by all parties hereto.

    C. Successors. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, executors, administrators, legal representatives, successors and assigns.

    D. Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original, and such counterparts shall together constitute but one and the same agreement, binding upon all the parties hereto, notwithstanding that all the parties are not signatories to the original of the same counterpart.

    E. Headings. The headings and labels of the paragraphs of this Agreement are inserted solely for the convenience of reference, and in no way define, limit, extend or aid in the construction of the scope, extent or intent of this Agreement or of any term or provision hereof.

    F. Severability. Should any term, warranty, covenant, condition or provision of this Agreement be held to be invalid or unenforceable, the balance of this Agreement shall remain in force and shall stand as if the unenforceable part did not exist.

    G. Choice of Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida and jurisdiction shall rest with applicable Florida courts. Both parties acknowledge the personal jurisdiction of the courts in and for Broward County, Florida. Both parties acknowledge and agree to service of process from the courts in and for Broward County, Florida. All suits and special proceedings arising out of this Agreement shall be brought in the courts

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in and for Broward County, Florida, unless the parties agree to mediate or arbitrate their dispute as provided in /section/ H below. The parties agree and hereby irrevocably submit any suit, action or proceeding arising out of or related to this Agreement or any of the transactions contemplated by this Agreement to the jurisdiction and venue of the United States District Court for the Southern District of Florida or the jurisdiction and venue of any court of the State of Florida located in Broward County and waive any and all objections to jurisdiction and venue that they may have under the laws of Florida or the United States.

    H. Arbitration and Mediation. All disputes and alleged breaches arising out of or relating to this Agreement may be resolved by way of mediation and arbitration as set forth herein. If a dispute under this Agreement arises, either party may serve written notice on the other that it desires to have the dispute submitted to mediation in accordance with the procedures of the Federal Mediation & Conciliation Service, pursuant to Chapter 44, Florida Statutes or as otherwise agreed by the parties to the dispute. Once elected, a mediation conference shall be scheduled with 30 days in the City of Deerfield Beach, Florida. If the dispute is not resolved through mediation, the parties shall submit their dispute to binding arbitration within 30 days after impasse is declared by a mediator. The Arbitration shall be conducted by a committee of arbitrators (one appointed by SYNADYNE, one appointed by CLIENT and one appointed by the two arbitrators so appointed), in the City of Deerfield Beach, Florida, and pursuant to the terms of the Florida Arbitration Code Chapter 682, et. seq, Florida Statutes. The arbitrators shall abide by the rules of the American Arbitration Association and their decision shall be final and binding on both parties. Judgment may be obtained on the arbitration award in any court of competent jurisdiction. Completion of mediation until resolution or impasse is a condition precedent to arbitration.

    I. Waiver. The failure of any party to enforce at any time the provisions of this Agreement shall not be construed as a waiver of any provision or of the right of such party thereafter to enforce each and every provision of this Agreement.

    J. Assignment. CLIENT shall not transfer or assign this Ageement or any part thereof without the prior written consent of SYNADYNE. This Agreement may be assigned by SYNADYNE at its sole discretion.

    K. Default & Termination. In addition to the means of termination specified in /section/V,I above, this Agreement may also be terminated by CLIENT's default, at SYNADYNE's sole discretion. Acts of default by CLIENT shall include:

         1. Failure of CLIENT to pay any monies due under this Agreement.

         2. Failure of CLIENT to comply within the time specified by SYNADYNE with any directive of SYNADYNE when such directive is promulgated or made necessary by (i) a federal, state or local governmental body, department or agency, (ii) an insurance carrier providing coverage to SYNADYNE and/or the employees and/or (iii) specific circumstances which currently or potentially affect SYNADYNE, CLIENT or employees covered by this Agreement.

         3. Direct payment of taxable wages by CLIENT to SYNADYNE assigned employees for services contemplated by this Agreement. Any breach or default of any material term or condition of this Agreement shall, unless the innocent party elects otherwise in writing, cause immediate termination of this Agreement. Notwithstanding same, the innocent party is required to provide immediate written notice of any material breach or default. The effective date of termination shall be deemed to be the date the violation occurs, not when discovered or when notice is received by either party.

     L. Notices. Any notice, request, demand or other communication required or permitted hereunder shall be deemed to be properly given when deposited with the United States Postal Service, postage prepaid, or when deposited with a public telegraph company for transmittal, charges prepaid and addressed:

         1. In the case of SYNADYNE, to SYNADYNE, 1144 East Newport Center Drive, Deerfield Beach, Florida 33442 or to such other person or address as SYNADYNE may furnish to CLIENT.

         2. In the case of CLIENT, to ___________________________ or to such other person or address that CLIENT may furnish from time to time to SYNADYNE.


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     M. Time Is Of The Essence. Time is of the essence in the performance of this Agreement.

     N. No Third Party Beneficiaries. The parties acknowledge and agree that this Agreement creates no rights for or in favor of any person or third party not a party to this Agreement, and that no such person may place any reliance hereon.



CLIENT

Signature ________________________________  Date ________________

Print Name and Title ____________________________________________


SYNADYNE

Signature ________________________________  Date ________________

Print Name and Title ____________________________________________



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